Exhibit 1.2

FORM OF PARTICIPATING BROKER AGREEMENT

CNL HEALTHCARE PROPERTIES II, INC.

THIS PARTICIPATING BROKER AGREEMENT (the “Agreement”) is made and entered into as of the                      day of                     , 201    , between CNL SECURITIES CORP., a Florida corporation (the “Dealer Manager”), and                      a                     (the “Broker”).

WHEREAS, CNL Healthcare Properties II, Inc. (the “Company”) is offering to the public (the “Offering”) on a “best efforts” continuous basis an aggregate of up to $2,000,000,000 in shares of any combination of the Class A shares (“Class A Shares”), Class T shares (“Class T Shares”) and Class I shares (“Class I Shares”) of the Company’s common stock, $0.01 par value per share (collectively, the “Shares”), of which up to $1,750,000,000 is intended to be offered in the Company’s primary offering (the “Primary Offering”) and up to $250,000,000 is intended to be offered pursuant to the Company’s distribution reinvestment plan (“Distribution Reinvestment Plan”), upon the terms and conditions set forth in the Prospectus (as defined below); provided, that the Company reserves the right to reallocate Shares offered between the Primary Offering and the Distribution Reinvestment Plan; and

WHEREAS, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) its registration statement on Form S-11 (Registration No. 333-206017) with respect to the Offering pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations of the SEC promulgated thereunder (the “Regulations”); and

WHEREAS, the Company’s registration statement on Form S-11 and the prospectus contained therein, as finally amended or supplemented on the date the registration statement is declared effective by the SEC (including financial statements, exhibits and all other documents related thereto filed as a part thereof) and any registration statement filed under Rule 462 of the Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the SEC, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended or supplemented prospectus then on file with the SEC, and (ii) if the Prospectus filed by the Company pursuant to Rule 424(b) or 424(c) of the Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 424(b) or 424(c) from and after the date on which it shall have been filed with the SEC; and

WHEREAS, the Dealer Manager, which has heretofore entered into a dealer manager agreement (the “Dealer Manager Agreement”) with the Company pursuant to which it has been designated the Dealer Manager, on a best-efforts basis, to offer and sell and manage the offer and sale by others of the Shares pursuant to the terms of such agreement, the Registration Statement and the Prospectus, is a corporation incorporated and presently in good standing in the State of Florida, and is presently (a) registered as a broker-dealer with the SEC; (b) a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (c) licensed or registered with the authorities administering the securities laws in all fifty (50) states in the United States, the District of Columbia and the Commonwealth of Puerto Rico as a securities broker-dealer authorized to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Broker is an entity organized and presently in good standing in the state(s) and/or foreign or other jurisdictions in which it does business, and is presently (a) registered as a broker-dealer with the SEC; (b) a member in good standing of FINRA; and (c) licensed or registered (or exempt from such licensing or registration) with the appropriate regulatory agency of each jurisdiction in which it will offer and sell the Shares as a securities broker-dealer qualified to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of this Agreement, the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Dealer Manager desires to retain the Broker to use its best efforts to offer and sell the Shares on behalf of the Company, and the Broker is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement and the Prospectus.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Dealer Manager and the Broker as follows:

1. Relationship.

(a) Subject to and in accordance with the terms and conditions herein set forth in this Agreement, the Dealer Manager hereby retains the Broker to use its best efforts to effect offers and sales of all or any portion of the Shares pursuant to the Offering for the account of the Company (“Share Offers and Sales”). The Broker hereby accepts such retention and covenants, warrants and agrees to conduct Share Offers and Sales according to all of the terms and conditions of this Agreement, the Registration Statement, the Prospectus, all applicable state, federal and other jurisdictional laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and FINRA as well as all applicable laws and regulations of foreign jurisdictions. The Broker and its associated persons (as such term is defined under FINRA laws and regulations) shall have no authority to give any information or make any representations in connection with any offer or sale of the Shares other than as contained in the Prospectus, the Subscription Agreement (as defined below), and the Approved Sales Literature (as defined herein), each as amended and supplemented.

(b) The Broker shall use its best efforts, promptly following receipt of written notice from the Dealer Manager of the effectiveness of the Registration Statement, to sell the Shares to persons in accordance with all such terms as are contained in this Agreement and in the Prospectus, as amended and supplemented. The Broker shall use and distribute, in connection with the offer and sale of the Shares, only the then current Prospectus, the Subscription Agreement, and such sales literature and advertising as shall have been approved in writing by the Company and/or the Dealer Manager (the “Approved Sales Literature”). The Dealer Manager reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Registration Statement, and the Broker shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c) In order to purchase Shares, the subscriber must complete and execute a subscription agreement substantially in the form attached as an Appendix to the Registration Statement (a “Subscription Agreement”). Checks for subscriptions shall be made payable in the amount per Share as described in the Prospectus, subject to certain discounts as set forth in the Prospectus. The Broker shall instruct subscribers to make checks for subscriptions payable to the order of “UMB BANK, N.A., as EA for CNL HEALTHCARE PROPERTIES II, INC.” or, after the Company raises $2 million in the Offering (the “Minimum Offering”), to the Company, and shall promptly return any check made payable to any other party directly to the subscriber who submitted such check. The Broker shall instruct subscribers to wire funds directly to UMB Bank, N.A. (the “Escrow Agent”) or, after the Company has reached the Minimum Offering, to the Company as set forth in the Subscription Agreement. Checks received which conform to the foregoing instructions shall be transmitted under one of the transmittal procedures described below. Notwithstanding the foregoing, unless and until the Washington Minimum or the Pennsylvania Minimum (as each are defined in the Managing Dealer Agreement) have each been respectively reached, investors in each those states shall continue to make checks for subscriptions payable to the order of “UMB BANK, N.A., as EA for CNL HEALTHCARE PROPERTIES II, INC.” If the Washington Minimum is satisfied within the time provided for in the Prospectus, investments from Washington investors will be released from escrow and if the Pennsylvania Minimum is satisfied within the time provided for in the Prospectus, investments from Pennsylvania investors will be released from escrow.

(d) Where, pursuant to the Broker’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Broker for deposit to DST Systems, Inc., as the processing agent for the Escrow Agent (the “Processing Agent”) or, after the Minimum Offering (or Washington Minimum or Pennsylvania Minimum, as applicable) has been achieved, to the Company or its agent.

(e) Where, pursuant to the Broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Broker to the office of the Broker conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office, transmit such checks for deposit to the Processing Agent for the Escrow Agent or, after the Minimum Offering (or Washington Minimum or Pennsylvania Minimum, as applicable) has been achieved, to the Company or its agent.

(f) Subscription Agreements for the Offering will be executed as described in the Prospectus. The Company will accept or reject each subscription within thirty (30) days of receipt of a subscription. If a subscription solicited by the Broker is rejected, the Broker shall ensure that all related subscription funds, without deduction for any expenses, are returned to the relevant subscriber within ten (10) business days following the date such subscription is rejected. A sale of a Share shall be deemed to be completed if and only if: (i) the Company has received a properly completed and executed Subscription Agreement, together with payment of the full applicable purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Prospectus, as amended and supplemented (the “Investor Standards and Requirements”) as determined by the Broker in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a stockholder of the Company. In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.

(g) The Broker hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission, dealer manager fee or distribution and stockholder servicing fee will be paid to the Broker with respect to that portion of any subscription which is rejected.

2. Compensation of Broker.

(a) Up-Front Selling Commission. As compensation for completed sales of Shares and for services to be rendered by the Broker hereunder, the Dealer Manager shall reallow to the Broker an upfront commission in an amount of up to the corresponding Class percentage set forth on Schedule I to this Agreement of the gross proceeds on such completed sales of Shares by the Broker, subject to reduction as provided herein or in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time. The Broker shall not receive commissions for sales of Class A or Class T Shares pursuant to the Distribution Reinvestment Plan, or for sales of any Class I Shares in the Primary Offering or pursuant to the Distribution Reinvestment Plan.

(b) Up-Front Dealer Manager Fee. Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the Dealer Manager may reallow to the Broker, in its sole discretion, all or a portion of the dealer manager fee received by it in an amount of up to the corresponding percentage set forth on Schedule I of gross proceeds of completed sales of Class A Shares or Class T Shares in the Primary Offering by such Broker as a marketing fee if such Broker has executed the addendum to this Agreement, attached as Schedule I to this Agreement, whereby Broker agrees to use its internal marketing support personnel to assist the Dealer Manager’s marketing team and their internal marketing communication tools to promote the Company as more specifically set forth in and conditioned on the terms of Schedule I attached hereto. Such rates shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. The Broker shall not receive reallowance of dealer manager fees for sales of Class A or Class T Shares pursuant to the Distribution Reinvestment Plan, or for sales of any Class I Shares in the Primary Offering or pursuant to the Distribution Reinvestment Plan.

(c) Distribution and Stockholder Servicing Fee. Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the Dealer

Manager may agree to reallow to the Broker, as compensation for the sale of Shares in the Offering and for ongoing shareholder services rendered, all or a portion of the annual distribution and stockholder servicing fee received by the Dealer Manager as described in the Dealer Manager Agreement and the Prospectus with respect to the Class T Shares and/or the Class I Shares sold in the Primary Offering by the Broker during the term of this Agreement if the Broker has elected to sell Class T Shares or Class I Shares, as applicable, and has executed the addendum to this Agreement attached as Schedule I to this Agreement, which sets forth the terms and conditions of the Dealer Manager’s reallowance of the distribution and stockholder servicing fee to Broker. The annual distribution and stockholder servicing fee will be based the then-current Primary Offering price (or, in certain cases described in the Prospectus, the amount of the estimated net asset value per Share) per Class T Share and Class I Share. The Broker shall not receive reallowance of distribution and stockholder servicing fees for sales of Class T or Class I Shares pursuant to the Distribution Reinvestment Plan, or for sales of any Class A Shares in the Primary Offering or pursuant to the Distribution Reinvestment Plan.

(d) Commissions and any reallowance of the dealer manager fees or distribution and stockholder servicing fees shall be payable to the Broker by the Dealer Manager after such acceptance of the Subscription Agreement in accordance with the terms of this Agreement; provided however, that commissions, reallowance of dealer manager fees or distribution and stockholder servicing fees shall not be paid by the Dealer Manager: (i) other than from commissions, dealer manager fees or distribution and stockholder servicing fees, as applicable, received from the Company for the sale of its Shares; (ii) until any and all commissions, dealer manager fees and distribution and stockholder servicing fees, as applicable, payable by the Company to the Dealer Manager have been received by the Dealer Manager; (iii) until the Minimum Offering (or Washington Minimum or Pennsylvania Minimum, as applicable) has been reached; and (iv) to the extent the commission, dealer manager fee or distribution and stockholder servicing fee payable to any broker dealer exceeds the amount allowed by any regulatory agency. Broker acknowledges that, if the Company pays commissions, dealer manager fees or distribution and stockholder servicing fees to the Dealer Manager, the Company is relieved of any obligation for commissions, dealer manager fees or distribution and stockholder servicing fees, as applicable, to the Broker. The Company may rely on and use the preceding acknowledgment as a defense against any claim by the Broker for commissions, dealer manager fees or distribution and stockholder servicing fees the Company pays to the Dealer Manager but that Dealer Manager fails to remit to the Broker. The Company (and the Dealer Manager) may pay reduced commissions dealer manager fees and/or distribution and stockholder servicing fees or may eliminate such compensation on certain sales of Shares, including the reduction or elimination of compensation in accordance with the following paragraphs of this Section 2. Any such reduction or elimination of compensation will not, however, change the net proceeds to the Company.

(e) Notwithstanding anything to the contrary contained in this Section 2, in the event that the Dealer Manager has reallowed any commission and/or fees to the Broker for the sale of one or more Shares and the subscription is rescinded or rejected as to one or more of the Shares covered by such subscription, the Broker shall pay the amount specified to the Dealer Manager within ten (10) days following mailing of notice to the Broker by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions, and if the Broker fails to pay such amount, the Dealer Manager shall have the right to offset such amounts owed against future compensation due and otherwise payable to the Broker (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

(f) After the Minimum Offering (or Washington Minimum or Pennsylvania Minimum, as applicable) has been reached, the Broker may withhold the selling commissions and reallowance of dealer manager fees to which it is entitled from the purchase price for the Shares in the Offering and forward the balance to DST Systems, Inc., which acts as the Company’s transfer agent (the “Transfer Agent”) if it represents to the Dealer Manager that: (i) the Broker is legally permitted to do so; and (ii) (A) the Broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) the Broker has forwarded the Subscription Agreement to the Company’s Transfer Agent and received the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the commissions and dealer manager fees to which the Broker is entitled, to the Company’s Transfer Agent; and (C) the Broker has verified that there are sufficient funds in the investor’s account with the Broker to cover the entire cost of the subscription.

(g) Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the following persons and entities may purchase Class A Shares net of the seven percent (7.0%) commissions and the two and three-fourths percent (2.75%) dealer manager fee (assuming no other discounts apply): (i) the Advisor and its or the Company’s officers, directors, employees or affiliates, or the officers, directors and employees of such affiliates, and their immediate family members; (ii) any plan established exclusively for the benefit of the persons or entities listed in (i) above; (iii) if approved by the Company’s board of directors, joint venture partners, consultants and other service providers; and (iv) Participating Brokers and their directors, officers or employees (and the immediate family members of any of the foregoing persons). Further except as may be provided in the “Plan of Distribution section of the Prospectus, which may be amended and supplemented from time to time, the following persons and entities may purchase Class A Shares net of the seven percent (7.0%) commission (assuming no other discounts apply): (i) a client of an investment advisor registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws that is affiliated with or dually registered with a Participating Broker whom the investor has agreed to pay compensation for investment advisory services or other investment advice (other than a broker-dealer who does not have a fixed or “wrap” account or other asset fee arrangement with the investor); (ii) a person whose contract for investment advisory and related brokerage services includes a fixed fee or fee-based program, also known as a “wrap” account or other alternative fee arrangements; (iii) a person investing in a bank trust account with respect to which the decision-making authority for investments has been delegated to the bank trust department, and (iv) a person investing through a family office, or any endowment, foundation or pension fund. For purposes of this paragraph, “immediate family members” shall have the meaning set forth in the Prospectus. The amount of net proceeds to the Company will not be affected by reducing or eliminating commissions and dealer manager fees payable in connection with sales to investors described in this paragraph. In addition, in accordance with the terms of the Prospectus, which may be amended and supplemented from time to time, the commissions and dealer manager fees for purchases of Class A Shares of more than $5.0 million are negotiable, details of which will be set forth in a supplement to the Prospectus.

(h) In accordance with the volume discounts schedule set forth in the “Plan of Distribution” section of the Prospectus, as amended and supplemented, the amount of selling commissions otherwise payable may be reduced with respect to sales to a subscriber or group of subscribers based upon the aggregate of Class A Shares purchased by such subscriber or group through the Broker. The Broker shall assume exclusive responsibility for failures with respect to the calculation, offer or omissions of investor qualifications for reduced commissions or discounts for volume purchases or otherwise, as described in the Prospectus. To the extent an investor qualifies for a volume discount on a particular purchase, such investor’s subsequent purchases, regardless of the Shares subscribed for in such purchases, will also qualify for: (i) that volume discount; or (ii) to the extent the subsequent purchase when aggregated with the prior purchases qualifies for a greater volume discount, such greater discounts. For purposes of determining the applicability of discounts, a single “purchaser” shall have the meaning set forth in the Prospectus. For purposes of volume discounts, all such Shares must be purchased through the same Broker. Any such discounts will reduce the amount of compensation otherwise payable to the Broker.

(i) No commissions, dealer manager fees or distribution and stockholder servicing fees will be paid to the Broker in connection with any Shares purchased through the Distribution Reinvestment Plan.

3. Association with Other Brokers

It is expressly understood between the Dealer Manager and the Broker that the Dealer Manager may cooperate with respect to Share Offers and Sales with other broker dealers who are registered as broker dealers with the SEC, members of FINRA and duly licensed by the appropriate regulatory agency of each jurisdiction in which they will conduct Share Offers and Sales, or with broker dealers exempt from all such registration requirements. Such other participating broker dealers may be retained by the Dealer Manager as brokers on terms and conditions identical or similar to this Agreement and shall receive such rates of compensation as are agreed to between the Dealer Manager and the respective other participating broker dealers and as are in accordance with the terms of the Registration Statement. The Broker understands that, to that extent, such other participating broker dealers shall compete with the Broker in conducting Share Offers and Sales.

4. Conditions of the Broker’s Obligations.

The Broker’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the Offering; (b) no stop order suspending the effectiveness of the Offering or other order restraining the Offering shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Dealer Manager shall have performed all of its obligations hereunder.

5. Conditions to the Dealer Manager’s Obligations.

The obligations of the Dealer Manager hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the Offering; (b) no stop order suspending the effectiveness of the Offering or other order restraining the Offering shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Broker shall have performed all of its obligations hereunder.

6. Representations, Warranties and Covenants of the Dealer Manager.

The Dealer Manager represents, warrants and covenants during the full term of this Agreement that:

(a) The Dealer Manager is duly incorporated, validly existing, and in good standing under the laws of the state of Florida.

(b) The Dealer Manager is a member of FINRA and is a broker dealer registered as such with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and under the securities laws of all fifty states in the United States, the District of Columbia and the Commonwealth of Puerto Rico, and has the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(c) The Dealer Manager has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, its organizational documents or any agreement or instrument to which the Dealer Manager is a party or by which the Dealer Manager or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d) This Agreement has been duly authorized by the Dealer Manager and when executed and delivered by the Dealer Manager and the other party hereto, will be the Dealer Manager’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by: (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally; (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement; (iii) judicial discretion; or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e) The Dealer Manager agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Dealer Manager will promptly notify the Broker of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f) The Dealer Manager agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Broker on business continuity plan matters.

(g) The Dealer Manager shall use its best efforts to cause the Company to maintain the effectiveness of the Registration Statement and to file such applications or amendments to the Registration Statement as may be reasonably necessary for that purpose.

(h) The Dealer Manager shall advise the Broker whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency of any jurisdiction which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the Offering, or receives notice of any proceedings regarding any such order.

(i) The Dealer Manager shall use its best efforts to prevent the issuance of any order described herein at subparagraph (h) hereof and to obtain the lifting of any such order if issued.

(j) The Dealer Manager shall give the Broker notice when the Registration Statement becomes effective and shall deliver to the Broker such number of copies of the Prospectus, and any supplements and amendments thereto, which are filed with the SEC, as the Broker may reasonably request for Share Offers and Sales. This delivery may be in electronic format.

(k) The Dealer Manager shall promptly notify the Broker of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish the Broker with copies of any revised Prospectus and/or supplements and amendments to the Prospectus. This delivery may be in electronic format.

7. Representations, Warrants and Covenants of the Broker.

The Broker represents, warrants and covenants during the full term of this Agreement that:

(a) The Broker is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed.

(b) The Broker is a member of FINRA and a broker dealer registered as such with the SEC under the 1934 Act, and under the securities laws of the jurisdictions in which the Shares are to be offered or sold, and has the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(c) The Broker has the requisite entity power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, its organizational documents or any agreement or instrument to which the Broker is a party or by which the Broker or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d) This Agreement has been duly authorized by the Broker, and when executed and delivered by the Broker and the other parties hereto, will be the Broker’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by: (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally; (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement; (iii) judicial discretion; or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e) The Broker agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Broker will promptly notify the Dealer Manager of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f) The Broker agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Dealer Manager on business continuity plan matters.

(g) The Broker agrees that all Share Offers and Sales will be made in compliance with: (i) the terms of the Registration Statement, the Prospectus and this Agreement; (ii) the requirements of applicable federal and state securities laws and regulations; and (iii) the applicable rules of FINRA, including, without limitation, FINRA Rule 2040, FINRA Rule 2121, FINRA Rule 2310 and FINRA Rule 5141.

(h) The Broker shall offer and sell Shares only in jurisdictions where and in a manner that the Shares may be legally offered and sold, only through Broker’s registered representatives appropriately registered and licensed to sell Shares in such jurisdictions, and only to such persons in such jurisdictions who shall be legally qualified to purchase the Shares, only to the extent the Broker is authorized to sell such class of Shares as set forth on Schedule I to this Agreement. The Company is responsible, at or prior to the time the Registration Statement becomes effective, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Company shall elect. The Dealer Manager assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction. The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky, state or other securities laws. In effecting offers or sales in a jurisdiction, the Broker will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to the Broker at a later date. In no circumstances will the Broker engage in any activities hereunder in any jurisdiction: (i) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or securities laws of such jurisdiction or (ii) in which Broker may not lawfully so engage. The blue sky survey shall not be considered Approved Sales Literature.

(i) The Broker shall use every reasonable effort to assure that Shares are offered (both at the time of an initial subscription and at the time of any additional subscriptions, including initial enrollments and increased participations in the Distribution Reinvestment Plan) only to prospective investors who, in each case:

(i) meets the Investor Standards and Requirements;

(ii) can reasonably benefit from an investment in the Shares based on the prospective investor’s overall investment objectives and portfolio structure;

(iii) is able to bear the economic risk of the investment based on such prospective investor’s overall financial situation; and

(iv) has an apparent understanding of (A) the fundamental risks of the investment; (B) the risk that such prospective investor may lose its entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the Advisor to the Company and its affiliates; and (F) the need for such prospective investor to consult with its own advisers regarding any tax consequences to such prospective investor of an investment in the Shares.

The Broker will make the determinations required to be made by it pursuant to this subparagraph for each purchase of Shares by an investor, including any purchases pursuant to the Distribution Reinvestment Plan, based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and information gathered pursuant to FINRA’s anti-money laundering rules and the SEC’s current books and records rules, as well as any other pertinent factors deemed by the Broker to be relevant.

(j) In addition to complying with the provisions of subparagraph (i) herein, and not in limitation of any other obligations of the Broker to determine suitability imposed by federal law or the law of a sales jurisdiction, the Broker agrees that it will comply fully with all of the applicable provisions of the FINRA Rules, and the following provisions:

(i) The Broker shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Broker, that (A) each investor to whom the Broker sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Broker sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom it sells Shares, and the Broker shall maintain files disclosing the basis upon which the determination of suitability was made;

(ii) The Broker shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

(iii) The Broker is solely responsible for its obligations under Section 11 of the 1933 Act and shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares;

(iv) In making the determination set forth in subparagraph (iii) herein, the Broker shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the Company’s sponsors, conflicts of interest and risk factors, appraisals and other reports, as well as any other information deemed pertinent by it;

(v) If the Broker relies upon the results of any inquiry conducted by another member of FINRA or any other third party with respect to the obligations set forth in subparagraphs (iii) or (iv) herein, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the persons conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an Affiliate of the sponsor of the Company;

(vi) The Broker will assume exclusive responsibility for failures with respect to the calculation, offer, or omissions of investor qualifications for reduced commissions under discounts for volume purchases or otherwise, as described in the Prospectus;

(vii) Prior to executing a purchase transaction in the Shares, the Broker shall have informed the prospective investor of all pertinent facts relating to the lack of liquidity and marketability of the Shares; and

(viii) The Broker will not place orders for Shares in amounts just below the point at which commissions are reduced so as to benefit from a higher commission applicable to an amount below a breakpoint, and will assume exclusive responsibility for failures with respect to the calculation, offer, failure to offer, or omission of investor qualifications for reduced commissions under breakpoints for volume purchases.

(k) In each jurisdiction, the Broker will permit only those of its agents, employees or representatives, who have effective registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction or similar securities laws of such jurisdictions, to review the suitability of Shares for, to offer Shares for sale to, or solicit offers to buy Shares from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in the Shares with, or provide any documents relating to the Shares to, any investors resident in such jurisdiction.

(l) The Broker agrees to comply with the provisions of Article III.C and E. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

(m) The Broker agrees to retain in its files, for that period of time which shall comply with all applicable federal, state, jurisdictional and other regulatory requirements, information that will establish that each subscriber purchasing Shares falls within the permitted class of investors and will update all such information as may be required under FINRA’s anti-money laundering rules, customer identification procedures and the SEC’s books and records rules.

(n) The Broker shall conduct solicitation and other activities only in accordance with this Agreement, the Prospectus, the 1933 Act and the applicable rules and regulations of the SEC and FINRA.

(o) The Broker acknowledges receipt of copies of the Prospectus describing the terms of the Offering and the Shares offered thereby, including the Subscription Agreement as an attachment thereto. Neither the Broker nor any other person is authorized by the Company or the Dealer Manager to give, and neither the Broker nor any other person shall give, any information or make any representations (written or oral) in connection with this Agreement or the Offering of the Shares other than those contained in the Prospectus and Approved Sales Literature. Without limiting the generality of the foregoing, the Broker agrees not to publish, circulate or otherwise use any other advertisement or solicitation material other than the Prospectus and Approved Sales Literature. Broker agrees that it will deliver a copy of the Prospectus as amended and supplemented to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. Further, the Broker agrees that should it distribute any Approved Sales Literature to prospective purchasers, such distribution shall be accompanied or preceded by the Prospectus as then currently in effect. Broker agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Broker agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Broker agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company.

(p) The Broker represents that it has not engaged, and agrees that it will not engage, in any activity in respect of the Shares in violation of the 1934 Act, including Rule l0b-5 and Regulation M thereunder.

(q) So long as the Shares have not been listed on a national securities exchange or The NASDAQ Stock Market, the Broker shall, in recommending the purchase, sale or transfer of Shares to an investor: (i) inform such investor of all pertinent facts relating to the lack of liquidity and marketability of Shares; and (ii) have reasonable grounds to believe, based on information obtained from the investor, that an investment in the Shares is suitable for such investor.

(r) The Broker shall not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any persons engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Shares in the Company.

(s) The Broker either: (i) shall not purchase Shares for its own account; or (ii) shall hold for investment any Shares purchased for its own account.

(t) The Broker hereby confirms that it is familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied, and will comply therewith. Regardless of the termination of this Agreement, Broker will deliver a Prospectus (as amended and supplemented) in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such other period as may be required by the 1934 Act or the rules and regulations thereunder.

(u) The Broker shall not in any way participate in, or effect the sale or transfer of Shares in connection with, a tender offer with respect to the Company’s common shares, whether or not such offer is subject to Section 14(d)(1) of the 1934 Act, other than with the written consent of the Company and/or the Dealer Manager.

(v) Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any password relating to a restricted website or portion of a website provided to such Broker in connection with this Offering. Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any material downloaded from such a restricted website or portion of a website.

(w) The Broker shall verify the identity of each investor to whom it offers and sells Shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, the SEC and the Department of Treasury, and shall screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Broker shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Broker shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other reports required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Broker has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Rule 3310, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Broker agrees to cooperate with the Company and the Dealer Manager in gathering additional information in respect of an investor or the source of the investor’s funds as reasonably requested by the Dealer Manager or the Company, and agrees to cooperate with the Company and the Dealer Manager in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Broker represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Broker, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds.

(x) The Broker hereby confirms that if it intends to use electronic delivery to distribute the Prospectus to any person that has the ability to view and download electronically delivered documents, it agrees that:

(i) It will view and download any documents electronically delivered to it by the Dealer Manager; and

(ii) It will comply with all applicable requirements of the SEC and FINRA and any laws or regulations related to the electronic delivery of documents.

(y) The Broker shall be entitled to submit Subscription Agreements using facsimile signatures and hereby agrees to acknowledge such facsimile signatures as if they were an original execution, and such Subscription Agreements shall be deemed as executed when an executed facsimile thereof is transmitted to the Company or the Dealer Manager.

(z) The Broker shall keep strictly confidential all Offering due diligence materials, including all materials that it may produce or that may be provided to it by any party including its agents or counsel.

(aa) The Broker agrees to be bound by the terms of the Escrow Agreement among UMB Bank, N.A., as escrow agent, the Dealer Manager and the Company, copies of which are available upon request and the Broker further agrees that it will not represent or imply that UMB Bank, N.A., as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of an investment in the Company or has approved, endorsed or passed upon the merits of the Shares or of the Company, nor will the Broker use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

8. Payment of Costs and Expenses.

(a) The Broker shall pay all costs and expenses incident to the performance of its obligations under this Agreement, including:

(i) all expenses incident to the preparation, printing and filing of all advertising originated by the Broker and approved by the Company and Dealer Manager related to Share Offers and Sales; and

(ii) all other costs and expenses incurred in connection with its sales efforts related to Share Offers and Sales that are not expressly assumed by the Company or CHP II Advisors, LLC (the “Advisor”) in the Dealer Manager Agreement or otherwise specifically agreed upon in writing in advance by the Dealer Manager.

(b) Subject to the Broker or its agent providing itemized and detailed invoices and obtaining prior written approval from the Dealer Manager, and subject further to the Dealer Manager receiving reimbursement from the Advisor, the Dealer Manager may reimburse the Broker for its bona fide due diligence expenses incurred in connection with the Offering, All reimbursements shall be made in accordance with, and subject to restrictions and limitations imposed under the Prospectus, existing FINRA rules and all other applicable laws and regulations.

9. Indemnification.

(a) The Broker agrees, to the extent permitted by applicable federal and state law (including, without limitation, federal and state securities law), to indemnify, defend and hold harmless the Company, the Dealer Manager, and their respective officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Dealer Manager Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defense of any thereof, whether joint or several, under the 1933 Act or otherwise (collectively, “Losses”), to which they or any of them may (or may be threatened to) become subject, insofar as such Losses or any Proceedings (as defined below) in respect thereof arise out of or are based upon: (i) a breach or alleged breach by the Broker of any of its representations, warranties or covenants in this Agreement, (ii) requests, directions, actions or inactions of or by the Broker or its officers, employees or agents regarding Broker responsibilities hereunder, (iii) any untrue statement or alleged untrue statement of any material fact made by the Broker to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for information supplied by the Broker), or (iv) any omission or alleged omission by the Broker to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto unless such omission is based on information supplied by the Broker); and the Broker shall reimburse each Dealer Manager Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Dealer Manager Indemnified Person in connection with investigating or defending any actual or threatened claim, action, suit or other proceeding in respect of any Loss (a “Proceeding”), whether or not resulting in any liability. For purposes of this Section 9, “control person” means, with respect to any particular person, any other person who possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such particular person, whether through the ownership of voting securities, by contract, or otherwise.

(b) The Dealer Manager shall indemnify, defend and hold harmless the Broker, and its officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Broker Indemnified Persons”), from and against any and all Losses to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon a breach or alleged breach by the Dealer Manager of any of its representations, warranties or covenants in this Agreement; and shall reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Broker in connection with investigating or defending any Proceeding, whether or not resulting in any liability.

(c) If the rights to indemnification provided for in this Section 9 would by their terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then the Dealer Manager and the Broker, to the extent an indemnifying party with respect to an Indemnified Party (each, to such extent, an “Indemnifying Party”), shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds, commissions, dealer manager fees, due diligence expense reimbursements or other amounts paid to the Dealer Manager under the Dealer Manager Agreement and paid by the Dealer Manager to the Broker under this Agreement shall not be deemed received and retained by the Dealer Manager. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(d) Any Indemnified Party entitled to contribution or indemnification under this Section 9 will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

10. Term and Termination.

(a) This Agreement shall become effective as of the date set forth in the preamble to this Agreement. Either party may terminate this Agreement at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (i) the Company shall be dissolved or liquidated; (ii) the Dealer Manager Agreement has expired or been terminated; or (iii) the Broker’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state or other jurisdictional agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. Either party may terminate this Agreement with respect to any class of Shares at any time for any reason by giving thirty (30) days’ written notice to the other party. The termination of this Agreement with respect to a specific class of Shares will not cause the Agreement to terminate with respect to any other class. The following provisions shall survive any termination or expiration of this Agreement: Sections 1(d), 2, 7(g), 7(m), 7(r), and Sections 8 through 13.

(b) In addition to any other obligations of the Broker that survive the expiration or termination of this Agreement, the Broker, upon the expiration or termination of this Agreement, shall (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Broker, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential.

11. Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth in this Section 11.

If sent to the Dealer Manager:

CNL Securities Corp.

CNL Center at City Commons

450 South Orange Avenue, Suite 1300

Orlando, Florida 32801

Attention: Corporate Counsel

If sent to the Broker:

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section.

12. Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives and successors. This Agreement may be assigned or transferred by the Broker only upon the prior written consent of the Dealer Manager.

13. Miscellaneous.

(a) This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the choice of law provisions thereof. If it becomes necessary for any party to this Agreement to institute litigation to enforce or construe any of its terms, then the prevailing party in such action shall be entitled to recover an award of reasonable attorneys’ fees. Any aggrieved party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution of this Agreement, each party hereby submits itself to the in personam jurisdiction of all courts of Orange County, Florida, and waives any right they may have to seek any change of jurisdiction or venue.

(b) Nothing in this Agreement shall constitute the Broker as in association with or in partnership with the Dealer Manager or the Company. Instead, this Agreement shall only authorize the Broker to sell the Shares according to the terms as expressly set forth herein; provided, further, that the Broker shall not in any event have any authority to act as the agent or broker of the Dealer Manager except according to the terms expressly set forth herein.

(c) This Agreement embodies the entire understanding between the parties to the Agreement. Schedule I (as it may be amended from time to time) is, by this reference, incorporated into and made a part of this Agreement. No variation, modification or amendment to this Agreement (including Schedule I) shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect.

(e) Any capitalized terms used herein without definition shall have the meanings given to them in the Prospectus.

(f) The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(g) The Company shall be a third party beneficiary of Section 9(a) of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Section 9(a) herein, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

(h) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Participating Broker Agreement as of the day and year set forth in the preamble hereto.

BROKER	DEALER MANAGER FOR CNL HEALTHCARE PROPERTIES II, INC.

CNL SECURITIES CORP.

By:	By:
Printed Name:	Printed Name:
Title:	Title:

SCHEDULE I

Addendum to Participating Broker Agreement

Name of Broker:

The following reflects the selling commission, marketing fee and/or distribution and stockholder servicing fee as agreed upon between CNL Securities Corp. (the “Dealer Manager”) and the Broker, effective as of the effectiveness of the Participating Broker Agreement (the “Agreement”) between the Dealer Manager and the Broker in connection with the offering of Shares of CNL Healthcare Properties II, Inc. (the “Company”).

Marketing Support Fee

Eligibility to receive the reallowance of the dealer manager fee described herein is conditioned upon the Broker’s compliance with one or more of the following conditions. Any determination regarding the Broker’s compliance with the listed conditions will be made in good faith by the Dealer Manager, in its sole discretion.

(i) The Broker has and uses internal marketing support personnel (such as telemarketers, or a marketing director) to assist the Dealer Manager’s marketing team;

(ii) The Broker has and uses internal marketing communications vehicles, including, but not limited to, newsletters, conference calls, interactive software and internal mail to promote the Company and the Offering;

(iii) The Broker will provide access to its registered representative list, updated quarterly;

(iv) The Broker will assist investors with reinvestments and redemptions;

(v) The Broker will maintain the technology necessary to adequately service the Company’s investors as otherwise associated with the Offering; and

(vi) The Broker will provide such information and other services as requested by investors from time to time.

Distribution and Stockholder Servicing Fee

The terms and conditions of the Distribution and Stockholder Servicing Fee (“Distribution Fee”) are subject to the Prospectus as may be amended or supplemented from time to time. If Broker elects to sell Class T Shares and/or Class I Shares, the Dealer Manager may reallow to Broker an annual distribution and stockholder servicing fee in an amount described below, for each Class T Share or Class I Share, as applicable, sold by the Broker in the Primary Offering during the term of this Agreement. The distribution and stockholder servicing fee will accrue daily and will be paid quarterly in arrears as described in the Prospectus. The Broker waives any and all rights to receive compensation, including the Distribution Fee, until it is paid to and received by the Dealer Manager.

Eligibility to receive the Distribution Fee for Class T Shares and/or Class I Shares is conditioned upon: (i) the existence of an effective Participating Broker Agreement or ongoing shareholder servicing agreement between the Dealer Manager and the Broker, (ii) the provision of on-going services with respect to the Shares by the Broker, which may include ongoing account maintenance, assistance with recordkeeping, assistance with distributions payments and reinvestment decisions, assistance with Share repurchase requests, assistance with Share conversion processing, or providing such other similar services as the shareholder may reasonable require in connection investment in the class of Shares, and (iii) acting as broker-dealer of record with respect to such Shares (in which case the Broker agrees to promptly notify the Dealer Manager in writing if it is no longer the broker-dealer of record with respect to some or all of the Shares) or, if not acting as broker-dealer of record, otherwise providing advanced written confirmation to the Dealer Manager that it performed shareholder services to be provided to the account with respect to the Shares. In connection with this provision, the Broker agrees to reasonably cooperate to provide certification to the Company, the Dealer Manager, and its agents (including its auditors) confirming the provision of services to each particular class of shareholder upon reasonable request. The Broker hereby represents by its acceptance of each payment of the Distribution and Stockholder Servicing Fee that it complies with each of the above requirements and is providing the above-described services.

1

Notwithstanding the foregoing, upon the date, if any, the Dealer Manager is notified that the Broker is no longer meets the above eligibility requirements of the Distribution Fee with respect to such Class T Shares or Class I Shares, as applicable, then Broker’s entitlement to the distribution and stockholder servicing fee related to such Class T Shares or Class I Shares, shall cease, and Broker shall not receive the distribution and stockholder servicing fee for any portion of the quarter in which Broker is not eligible on the last day of the quarter; provided, however, if there is a change in the broker-dealer of record with respect to the Class T Shares or Class I Shares, as applicable, made in connection with a change in the registration of record for the Class T Shares or Class I Shares on the Company’s books and records (including, but not limited to, a reregistration due to a sale or a transfer or a change in the form of ownership of the account), then the Participating Broker shall be entitled to a pro rata portion of the distribution and stockholder servicing fees related to the Class T Shares or Class I Shares, as applicable, for the portion of the quarter for which the Participating Broker was the broker dealer of record.

Thereafter, the Distribution Fee may be reallowed by the Dealer Manager to another Participating Broker or other servicing broker-dealer meeting the eligibility requirements of the Class T Shares or Class I Shares, if any, pursuant to a Participating Broker Agreement or similar servicing agreement with the Dealer Manager that provides for such reallowance. The Dealer Manager may also reallow some or all of the distribution and stockholder servicing fee to other broker-dealers who provide services with respect to the Class T Shares or Class I Shares pursuant to a servicing agreement with the Dealer Manager to the extent such servicing agreement provides for such reallowance, all in accordance with the terms of such servicing agreement. All determinations regarding the reallowance of the distribution and stockholder servicing fee will be made by the Dealer Manager in good faith in its sole discretion.

Conversion of Class T Shares and I Shares; Termination of the Distribution Fee.

Payment of the Distribution Fee with respect to the Class T Shares and/or Class I Shares (as each class may be applicable) sold by the Broker in the Primary Offering will terminate, and those Class T Shares and/or Class I Shares (as applicable) will convert into a number of Class A Shares determined by multiplying each Class T Share or Class I Share to be converted by the applicable “Conversion Rate” described in the Prospectus, on the earlier of (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) after the termination of the primary offering in which the initial Class T Shares or Class I shares in the account were sold, the end of the month in which total underwriting compensation paid in the primary offering is not less than 10% of the gross proceeds of the primary offering from the sale of Class A, Class T and Class I Shares; and (iv) with respect to Class T Shares, the end of the month in which the total underwriting compensation paid in a primary offering with respect to such Class T Shares purchased in a primary offering, comprised of the dealer manager fees, selling commissions and annual distribution and stockholder servicing fees, is not less than 9.75% of the gross offering price of those Class T Shares purchased in in such primary offering (excluding shares purchased through our distribution reinvestment plan and those received as stock dividends) or with respect to Class I Shares, the end of the month in which the total underwriting compensation paid in a primary offering with respect to such Class I Shares purchased in a primary offering, consisting of the dealer manager fees, selling commissions and annual distribution and stockholder servicing fees, is not less than 9.75% of the gross offering price of those Class I Shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those received as stock dividends.

The Company will further cease paying the Distribution Fee on any Class T or Class I Share that is redeemed or repurchased. If the Company redeems a portion, but not all of the Class T Shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T Shares that were redeemed and those Class T Shares that were retained in the account. Likewise, if a portion of the Class T Shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T Shares that were transferred and the Class T Shares that were retained in the account.

The Company will further cease paying the annual distribution and stockholder servicing fee on any Class T or Class I Share upon the Company’s dissolution, liquidation or the winding up of the Company’s affairs, or a merger or other extraordinary transaction in which the Company is a party and, with respect to Class T Shares, in which the Class T Shares as a class are exchanged for cash or other securities, or, with respect to Class I Shares, in which the Class I Shares as a class are exchanged for cash or other securities.

2

If the Company liquidates (voluntarily or otherwise), dissolves or winds up its affairs, then, immediately before such liquidation, dissolution or winding up, the Class T Shares and Class I Shares will automatically convert to Class A Shares at the applicable Conversion Rate and the Company’s net assets, or the proceeds therefrom, will be distributed to the holders of Class A Shares, which will include all converted Class T Shares and Class I Shares, in accordance with their proportionate interests.

A distribution and stockholder servicing fee will not be paid on any Class A Shares sold in the Primary Offering or pursuant to the Distribution Reinvestment Plan or any Class T or Class I Shares pursuant to the Distribution Reinvestment Plan.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE BROKER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

☐ Class A Shares	☐ Class T Shares	☐ Class I Shares

The following reflects the Selling Commission, Marketing Fee and/or the Distribution Fee as agreed upon between the Dealer Manager and the Broker for the applicable Share Class.

	Upfront Selling	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule with respect to the Class A Shares.
(Initials)	Commission of 7.0% of price per Class A Share*

	Upfront Selling	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule with respect to the Class T Shares.
(Initials)	Commission of 2.0% of price per Class T Share*

	Upfront Marketing Fee	By initialing here, the Broker agrees to the terms of eligibility for the Marketing Fee set forth in the Agreement and this Schedule I for the Class A Shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Marketing Fee and initialing is not necessary.
(Initials)	of up to [ ]% of price per Class A Share*

	Upfront Marketing Fee	By initialing here, the Broker agrees to the terms of eligibility for the Marketing Fee set forth in the Agreement and this Schedule I for the Class T Shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Marketing Fee and initialing is not necessary.
(Initials)	of up to [ ]% of price per Class T Share*

	Distribution Fee of up to	By initialing here, the Broker agrees to the terms of eligibility for the Distribution Fee set forth in the Agreement and this Schedule I for the Class T Shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Distribution Fee and initialing is not necessary.
(Initials)	[ ]% (Annualized Rate) of price per Class T Share**

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	Distribution Fee of up to	By initialing here, the Broker agrees to the terms of eligibility for the Distribution Fee set forth in the Agreement and this Schedule I for the Class I Shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Distribution Fee and initialing is not necessary.
(Initials)	[ ]% (Annualized Rate) of price per Class I Share**

*	Paid on Shares of the applicable Class sold by Broker, excluding Shares sold pursuant to the Distribution Reinvestment Plan, as provided in this Agreement and in the Prospectus.
**	Paid on Shares of the applicable Class sold by Broker, excluding Shares sold pursuant to the Distribution Reinvestment Plan, as provided in this Agreement and in the Prospectus. The Distribution Fee will be based on the then-current Primary Offering price (or, in certain circumstances as described in the Prospectus, the amount of the estimated net asset value per Share) per Class T Share and Class I Share.

(Signature page follows)

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IN WITNESS WHEREOF, the parties hereto have each duly executed this Addendum to the Participating Broker Agreement as of the day and year set forth in the preamble hereto.

BROKER	DEALER MANAGER FOR CNL HEALTHCARE PROPERTIES II, INC.

CNL SECURITIES CORP.
(Name of Broker)

By:	By:
Printed Name:	Printed Name:
Title:	Title:

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